Exhibit 8.2

Date	:	8 December 2023
Our Reference	:	CORP/2022.128/AKYY/YCY/VC
Your Reference	:

LINKERS INDUSTRIES LIMITED

Commerce House

Wickhams Cay 1

P. 0. Box 3140, Road Town

Tortola, VG1110

British Virgin Islands

Attention: Mr. Ronald Lau – Director

Dear Sirs,

PROPOSED LISTING OF LINKERS INDUSTRIES LIMITED (“LIL” OR “COMPANY”) ON THE NASDAQ CAPITAL MARKET (“NASDAQ”)

We act as the Malaysian legal adviser to the Company in connection with the Company’s application to Nasdaq for the listing of the Class A ordinary shares in the share capital of the Company (“Proposed Listing”) through the Company’s registration statement on Form F-1 (as may be amended from time to time) (“Registration Statement”), comprising of -

(a)	an offering of up to 2,200,000 Class A ordinary shares of a par value of US$0.00001 each of the Company (“Class A Ordinary Shares”) by the Company pursuant to the public offering prospectus;

(b)	an offering of up to 330,000 Class A ordinary shares additional to the Class A Ordinary Shares within 45 days after the closing of the offering to the underwriter to cover over allotments; and

(c)	a resale by the selling shareholders as set out in the resale prospectus of the Registration Statement of up to 2,200,000 Class A ordinary shares pursuant to the resale prospectus.

For the purposes of rendering this opinion, we have conducted and relied on searches at the databases of the Companies Commission of Malaysia (“CCM”), the Malaysian Department of Insolvency and the CTOS Data Systems Sdn. Bhd. database (“CTOS Database”) to obtain certain confirmations in respect of Lil’s subsidiary which is incorporated and existing in Malaysia, being TEM Electronics (M) Sdn. Bhd. (Malaysian Company Registration No. 199501036258 (365460-T)) (“TEM Electronics”).

This opinion has been compiled from –

(a)	search conducted by us with CCM on TEM Electronics and the result of which is listed in Appendix II;

Consultant	Johore Resident Partner	Associates	3A07, Block B, Phileo Damansara II
Yap Siew Bee	Tan Khai Ling	Carine Huang Kai Ling	15 Jalan 16/11, Off Jalan Damansara
		Chen Ee Wern	46350 Petaling Jaya, Selangor
Senior Partner	Muar Resident Partner	Chia Peck Yun	Malaysia
Philip Koh Tong Ngee	Ong Kai Rou	Chin Hui Shan
		Evonne See Shin Hui	T	+603-7956 8686
Partners	Senior Associates	Fang Kai Loon	F	+603-7956 2208 Corporate, Property & Banking
Adrian Koh Yeow York	Ashleigh Heng Wei Yee	Goh Zhi En		+603-7956 2209 Litigation & Dispute Resolution
Kamraj Nayagam	Christina Lau Zhi Yan	Grace Tan Keng Sang	E	general@mkp.com.my
Lee Yee Peng	Kong Pei Yin	Jessica Teh Inn Kgee	W	www.mkp.com.my
Lim Lee	Low Kin Sin	Lam Shi Yen
Ling Wenny	Maya Gayathri Devaruban	Lim Hui Ying	* Also at: Johore Bahru (Wisma SP Setia lndah Walk Office)
Pang Jia Ling	Mendy Tan Man Ny	Michelle Pauline Lim	* & Muar (Mega Commercial Centre Office)
Surialinda Ahmad	Prasana Selvam	Nicole Lee Shih En	* Please quote our reference when replying
Yap Boon Hau		Poe Hao Yi	* Working hours 8:30 a.m. to 5:30 p.m., Mondays to Fridays
Yee Chew Yan		Rebecca Ong Chi Cheng
Yip Jia Hui		Samantha Seow Vern Yee
Scarlett Chai Siu Shian
Tan Eng Jun
Vanessa Liau Qi Xuan
Vanessa Pan Shao Qi
Vivian Cheng Xin Wei
Yeap Chi Cheng

8 December 2023

(b)	searches conducted by us at the Malaysian Department of Insolvency and with the CTOS Database in respect of TEM Electronics and the directors and senior management of TEM Electronics, whose names are set out in Appendices Ill and IV (collectively, the “Director and Senior Management”), the results of which are listed in Appendices Ill and IV respectively; and

(c)	examination by us in the course of the due diligence investigation conducted by us in relation to the Proposed Listing of the following statutory documents, registers, books, files and documents of TEM Electronics remotely via electronic mail correspondences:

(1)	Memorandum and articles of association/constitution.

(2)	Register of Allotments.

(3)	Register of Members.

(4)	Register of Directors.

(5)	Register of Secretaries.

(6)	Register of Charges.

(7)	Register of Director’s Shareholdings.

(8)	Register of Transfers.

(9)	Statutory forms filled by TEM Electronics with CCM, including the certificate of incorporation including change of name and/or status, Certificate of Return of Allotment of Shares, Statement Containing Particulars of Shares Allotted Otherwise Than For Cash, Notice of Increase in Share Capital, Notice of Situation of Registered Office and of Office Hours and Particulars of Changes, the latest Return Giving Particulars in Register of Directors, Managers and Secretaries and Changes of Particulars, Form of Transfer of Securities, Statement of Particulars to be Lodged with Charge, Certificate of Registration of Charge and where relevant, discharge forms (i.e. Memorandum of Satisfaction of Registered Charge, Memorandum where Property or Undertaking is released from Registered Charge or has ceased to form part of Company’s Property or Undertaking and Certificate of Registration of Satisfaction of Release from Charge and Notice of Resolution under the Companies Act 1965, if any and where applicable, and such prescribed statutory form under the Malaysia Companies Act 2016 (“Companies Act”) (as the case may be).

(10)	Forms of Annual Return.

(11)	Minutes of general meetings and members’ circular resolutions of TEM Electronics for the past 2 financial years, i.e. 30 June 2022 and 30 June 2023 (“Track Record Period”) and up to 7 December 2023, being the latest practicable date prior to the issuance of this opinion (“LPD”).

(12)	Minutes of directors’ meetings and directors’ circular resolutions of TEM Electronics for the Track Record Period and up to the LPD.

(13)	Review of the various information, documents and contracts supplied to us by the management and personnel of TEM Electronics and those provided in the virtual data room established by the Company.

(14)	A copy of the final draft Registration Statement dated 6 December 2023.

A.	SCOPE OF ENQUIRIES

(a)	Unless otherwise stated in this opinion, this opinion does not address, or purport to address in any detail, items and matters dealt with in any report made by any accountants, valuers, quantity surveyors or other advisers or experts (if any) in connection with the Proposed Listing.

8 December 2023

(b)	This opinion only relates to the legal aspects of TEM Electronics, and does not apply by implication to other matters and, in particular, does not include the commercial aspects involving TEM Electronics and the adequacy of the steps and verification taken.

(c)	We have limited the scope of our due diligence investigations solely to documents and information relating to TEM Electronics which is incorporated and existing in Malaysia as listed in Appendix I of this opinion and unless otherwise stated in this opinion, we have not made any due diligence investigations on any of the documents or information –

(1)	relating to companies of LIL which are incorporated outside Malaysia; or

(2)	relating to TEM Electronics whose records are for any reason not provided in the virtual data room established by the Company or otherwise supplied to us (including through electronic means).

(d)	In preparing this opinion and carrying out work in respect of the due diligence exercise, we have limited our enquiries to matters of a legal nature and to the verification of legal information contained in the Registration Statement and accordingly have neither raised queries in respect of, or otherwise investigated and accordingly express no opinion on, any accounting, financial or commercial issues relating to or otherwise affecting or capable of affecting, directly or indirectly, TEM Electronics or the Proposed Listing. In particular, our role in the due diligence verification does not include, inter alia, the following:

(1)	Review or verification of the accounts of TEM Electronics and other taxation (unless otherwise stated in this opinion) or financial data.

(2)	Review or verification of any information or statements on the commercial aspects of TEM Electronics, including their respective business prospects, the estimates, the assumptions and justification of future earnings, etc.

(3)	Verification of the adequacy of the insurances taken up by TEM Electronics.

(4)	Information on profitability, viability or reputation.

(5)	Technical non-legal information and investment considerations.

(6)	All other information relating to the Proposed Listing which are within the scope of expertise of other advisers such as, but not limited to, valuers, auditors and other independent expert advisers.

(e)	Our role does not include the rectification of any irregularities that are uncovered by the due diligence review.

Based upon our scope of enquiries and role in connection with the Proposed Listing and our review of the documents provided by the Company (including those provided in the data room established by the Company or otherwise supplied to us (through other means including electronic means) and the assumptions set out in Schedule 1 hereto and subject to the qualifications set out in Schedule 2 hereto, we are pleased to confirm as follows:

1.	Due incorporation and capacity

TEM Electronics has been incorporated and validly existing under the laws of Malaysia and is legally and beneficially owned by its shareholder as at the date of this opinion.

Upon having perused the object clauses of the Memorandum and Articles of Association of TEM Electronics, we are of the view that it contains adequate power for TEM Electronics to carry on its principal business according to its latest form of annual return and audited account.

8 December 2023

2.	Constitutional documents

With the coming into force of the Companies Act on 31 January 2017, the memorandum and articles of association of an existing company in force and operative at the commencement of the Companies Act, and the provisions of Table A under the Fourth Schedule of the Companies Act, 1965 if adopted as all or part of the articles of association of a company at the commencement of the Companies Act, shall have effect as if made or adopted under the Companies Act, unless otherwise resolved by the company.

Accordingly, the Memorandum and Articles of Association of TEM Electronics complies with the requirements of the Companies Act.

3.	Licences

To the best of our knowledge, save and except for the non-compliance matters involving TEM Electronics during the Track Record Period and up to the LPD as disclosed in Appendix XIII, TEM Electronics has obtained all relevant licences, permits, approvals, authorisations and consents as listed in Appendix V (collectively, the “Licences”) which are necessary and material to its current business, and based on the documents and information available to us, all the Licences are currently valid and remain in full force and effect and have not expired, been varied or revoked.

4.	Compliance

Save and except in respect of the non-compliance matters involving TEM Electronics during the Track Record Period and up to the LPD as disclosed in Appendix XIII, based on the documents made available to us by TEM Electronics, TEM Electronics is not in violation of (i) its Memorandum and Articles of Association; (ii) the Licences; or (iii) any Malaysian laws, rules or regulations in any material respect, including the laws and regulations disclosed in the “Regulations” section of the Registration Statement (insofar as such statements constitute summaries of Malaysian legal matters), as reproduced in Appendix VI.

5.	Share capital

(a)	All of the issued shares of TEM Electronics have been authorised and are validly issued and fully paid-up and are owned in the amounts and percentages as listed in Appendix I. To the best of our knowledge and based on our review of the documents made available to us by TEM Electronics (including, the Memorandum and Articles of Association of TEM Electronics, register of members, register of charges and the results of searches with the CCM dated 7 December 2023), all the issued shares of TEM Electronics are free from and clear of any charges, restrictions upon voting, transfer, pre-emptive rights or any other encumbrances that is or may be applicable in the context of the Proposed Listing.

(b)	Based on confirmation given by LIL and the documents made available to us, all the share transfers involving the shares of TEM Electronics were lawfully completed.

6.	Winding-up and bankruptcy

(a)	The results of searches with the Malaysian Department of Insolvency and the CTOS Database show that no order has been made and no step has been or is being taken and no petition or the like is outstanding or has been made for appointment of an administrator, a judicial manager, a receiver or a liquidator or similar person to, or for the winding-up of TEM Electronics (as set out in Appendix II), as at the date of the search results.

8 December 2023

(b)	The results of searches with the Malaysian Department of Insolvency show that none of the Director and Senior Management is bankrupt as at the date of the search results.

7.	Litigation

Based on the replies received from the management and personnel of TEM Electronics and based on our review of the minutes of general meetings, members’ circular resolutions, minutes of directors’ meetings and directors’ circular resolutions of TEM Electronics for the Track Record Period and up to the LPD, no litigation, arbitration or governmental or regulatory investigation or proceeding is current or pending or threatened or contemplated, against or affecting TEM Electronics or any of the Director and Senior Management.

Based on the results of the CTOS Searches (as set out in Appendices II, III and IV respectively), no litigation or proceedings are current or pending or threatened or contemplated, against or affecting TEM Electronics or any of the Director and Senior Management.

8.	Real property

To the best of our knowledge and based on the confirmation received from the management and personnel of TEM Electronics, TEM Electronics does not own any real properties as at the LPD.

9.	Tenancy agreements

(a)	The tenancy agreements entered into by TEM Electronics were furnished to us for review are listed in Appendix X.

(b)	Based on our review of the tenancy agreements listed in Appendix X, the tenancy agreements have been stamped with requisite ad valorem stamp duty as prescribed under the Stamp Act 1949 and are legally binding, valid and enforceable under the applicable Malaysian laws.

10.	Restrictions in interest/conditions of land use as endorsed on the title documents to the Tenanted Properties

Based on copies of the title or results of land search conducted by us on the properties tenanted by TEM Electronics as set out in Appendix X reviewed by us (collectively, the “Tenanted Properties”), the current use of such Tenanted Properties by TEM Electronics is complied with the restrictions in interest and condition of land use as endorsed on the titles.

11.	Material contracts

To the best of our knowledge and based on the information and documents made available to us by TEM Electronics, we are not aware nor have been informed by the management of any material contracts (being contracts which are not within the ordinary course of business) which were entered into by TEM Electronics during the Track Record Period and up to the LPD.

12.	Tax

To the best of our knowledge and based on the replies received from the management of TEM Electronics and the tax agents of TEM Electronics, namely, BOO Tax Services Sdn. Bhd. and Hassamay Management Sdn. Bhd. respectively, TEM Electronics has filed its tax returns for its applicable taxation during the Track Record Period for the years of assessment 2021 and 2022.

8 December 2023

Based on the replies received from the management of TEM Electronics and the aforesaid tax agents of TEM Electronics, we are not aware of any corporate tax audit or corporate tax investigation conducted by the Inland Revenue Board of Malaysia on TEM Electronics and we are not aware of any tax dispute between TEM Electronics and the Inland Revenue Board of Malaysia concerning any matter likely to affect the liability of TEM Electronics to taxation.

13.	Immunity

TEM Electronics is not entitled to any immunity under Malaysian laws and regulations, whether characterised as sovereign immunity or otherwise, from any legal proceedings in respect of itself or its property, whether in the execution of judgment or attachment or otherwise.

14.	Intellectual property rights

To the best of our knowledge and based on the confirmation provided by TEM Electronics, TEM Electronics does not own any intellectual property rights save and except for a licence to use the trademarks as set out in Appendix VIII granted by TEM Group Limited and BAP Trading Company Limited pursuant to a trademark licence deed dated 17 March 2023 entered into between TEM Group Limited and BAP Trading Company Limited (collectively, as licensors) and TEM SP Limited (as licensee) of which TEM Group Limited and BAP Trading Company Limited agreed to grant TEM SP Limited and its affiliates, including TEM Electronics, the right to use the trademarks as set out in Appendix VIII.

15.	Banking facilities

Based on copies of the letters of offer and security documents in relation to the banking facilities made available to us by TEM Electronics, the banking facilities which are currently in effect and are taken up by TEM Electronics as at the LPD are set out in Appendix XI.

Upon reviewing the various terms and conditions set out in the letters of offer, facility agreements and other security documents in respect of the existing banking facilities granted to TEM Electronics as referred to above, we are not aware of any consent required from the existing bankers/financiers of TEM Electronics for the purpose of implementation of the Proposed Listing.

16.	Hire purchase agreements in respect of machinery/equipment and assets

Based on the information and documents made available to us by TEM Electronics, TEM Electronics has entered into 3 hire purchase agreements in respect of their machinery, equipment and assets as set out in Appendix XII.

17.	Employment

Based on copies of the letter of offer and contract of employment made available to us by TEM Electronics, TEM Electronics has a total number of 222 employees (consisting of 191 local employees and 31 foreign workers) which fall within the purview of the Employment Act 1955 (“Employment Act”), as at 30 June 2023, being the latest practicable date of our review of the details of employees provided by TEM Electronics.

Based on our review of the template of the letter of offer and the contract of employment provided by the management, we confirm that the terms of the letter of offer and contract of employment of TEM Electronics are in compliance with the Employment Act. As at 7 December 2023, being the latest practicable date of our review of the details of employees provided by TEM Electronics, we are not aware of any on-going or existing industrial disputes between TEM Electronics and its employees.

8 December 2023

18.	Insurance

Based on the documents made available to us by TEM Electronics, the summary of the insurance policies currently in effect taken up by TEM Electronics as at the LPD are as set out in Appendix IX.

19.	Environmental matters

Based on the information and documents made available to us by TEM Electronics, we are not aware of any outstanding orders, notices or directions that have been served on TEM Electronics under environmental laws and TEM Electronics has complied with the applicable environmental laws of Malaysia throughout the Track Record Period and up to the LPD.

20.	Agreements with related parties

Based on our review of the resolutions of the board of directors of TEM Electronics and the documentation and confirmation provided by the management, save as disclosed in Appendix XIV, we are not aware nor have been informed by the management of any agreements or arrangements entered into by TEM Electronics with its related parties during the Track Record Period and to up to the LPD.

21.	Registration Statement

The statements set out in the paragraph entitled “Regulations” (insofar as such statements constitute summaries of material Malaysian legal matters applicable to TEM Electronics) as reproduced in Appendix VI and as circled-up are accurate, complete and not misleading.

The statements set out in the sections under the Registration Statement entitled “Prospectus Summary”, “Enforcement of Civil Liabilities”, “Risk Factors”, “Corporate History and Structure”, “Business”, “Regulations” and “Material Income Tax Considerations” (insofar as such statements constitute summaries of material Malaysian legal matters applicable to TEM Electronics) as reproduced in Appendix VII and as circled-up are accurate, complete and not misleading.

22.	Listing

No consent, approval, permit, authorisation, filing with or order of any court or governmental or regulatory authority or body is required in Malaysia in connection with the Proposed Listing of, and the issue and sale of, the shares by the Company as described in the Registration Statement, provided that no issue of securities, offer for subscription or purchase of securities, or an invitation to subscribe for or purchase for securities is made in Malaysia.

B.	BENEFIT

This opinion is addressed to the persons named above and may not, without our prior written consent, be –

(a)	relied on by another person;

(b)	disclosed, except to the advisers to the Company in relation to the Proposed Listing on the basis that it is disclosed without any liability on our part and that they will make no further disclosure (other than disclosure to governmental or regulatory authorities or in the Registration Statement);

8 December 2023

(c)	filed with a government or agency (except for Nasdaq and the U.S. Securities and Exchange Commission (“SEC”)) or quoted or referred to in a public document (except in the Registration Statement and in any replies to queries from Nasdaq and SEC in connection with the Proposed Listing) or unless it relates to any legal proceeding in connection with this opinion; or

(d)	used for any purpose other than those stated in this opinion.

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

We consent to a copy of this opinion or an extract hereof being provided to Nasdaq and SEC, any part of the contents of this opinion being disclosed in the Registration Statement of the Company and a copy of this opinion being made available for inspection as described in Exhibit 8.2 of the Registration Statement.

This opinion is given on and as at the LPD.

Yours faithfully,
for and on behalf of
MAH-KAMARIYAH & PHILIP KOH

/s/ Yee Chew Yan
Yee Chew Yan
Partner
Email : ycy@mkp.com.my Tel: 03-7956 2208 (Ext 203)

8 December 2023

SCHEDULE 1

Assumptions

For the purposes of this opinion, we have made the following assumptions which we believe to be fair and reasonable and nothing has come to our attention that causes us to believe otherwise:

(a)	that the information conveyed to us by officers and employees of TEM Electronics includes all of the relevant information within their knowledge concerning the investigations which are the subject matter of this opinion and such information was true and accurate in all material respects;

(b)	except where our enquiries or where we are aware of information which have given rise to contrary beliefs, that the statements (written or otherwise) made by the directors, officers and employees of TEM Electronics and representations or oral information provided by them and responses to the questions put to them by us have been true and accurate in all material respects and have contained no material omission;

(c)	that all opinions and views expressed by TEM Electronics or its respective agents or officers, employees and advisers are honestly held by them and that all such opinions and views expressed to us were when made and continue to be based on reasonable assumptions, and all statements of fact by any of the foregoing persons were when made and continue to be true, accurate, correct and not misleading in any way;

(d)	that the directors, officers and employees of TEM Electronics whom we interviewed were competent to answer our questions and that there were no other officers who we should have interviewed in relation to those questions;

(e)	that there were no documents other than those which were disclosed to us (including those documents disclosed to us upon request) which relate to the items which we examined;

(f)	that the signatures, seals and any duty stamp or marking wherever appearing are genuine, and if seals are affixed thereon, they are affixed in accordance with the articles of association or the constitution of the company affixing such seals;

(g)	the authenticity, completeness and factual accuracy of all corporate records or documents forwarded or made available to us as originals and the conformity with the originals of all corporate records or documents presented as copies and that the originals have not been amended;

(h)	that each counter-party to the documents entered into by TEM Electronics -

(i)	is validly existing under the laws of the jurisdiction under which it is incorporated and has the corporate power to enter into and perform all of its obligations under the documents to which it is a party;

(ii)	has taken all necessary action to authorise the execution, delivery and performance by it of the documents to which it is a party in accordance with its terms; and

(iii)	has authorised, executed and delivered the documents to which it is a party, and under all relevant law (other than Malaysian law), the documents to which it is a party constitute a legal valid and binding obligations on such party enforceable against them in accordance with their terms;

(i)	that in so far as any obligations under any document examined by us is to be performed in any jurisdiction outside Malaysia, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

8 December 2023

(j)	without prejudice to our opinions expressed herein, the accuracy of all certificates, letters and opinions given by external advisers of TEM Electronics in relation to the documents examined by us;

(k)	that except where it is revealed from our searches, the details revealed in searches of public records and registers kept by all governmental departments or authorities reviewed by us have been properly and accurately recorded and are complete and up to date;

(I)	that all corporate records and other documents examined by us were and are genuine, complete, up-to-date and accurate and, without limitation –

(i)	the details of TEM Electronics as provided to us by the management and as particularised in Appendix I of this opinion are true, accurate and complete in all respects;

(ii)	all relevant notices of meetings of TEM Electronics have been duly and properly given in relation to meetings of directors and members;

(iii)	the minutes of the meetings of TEM Electronics examined by us correctly record the business of, and resolutions passed at, any such meeting and are full and accurate records of all resolutions that have been duly passed by the directors and members of TEM Electronics, and have not been amended or rescinded and the same are valid and subsisting;

(iv)	no relevant corporate records, minutes of meetings and other documents have been withheld from us (whether deliberately or inadvertently);

(v)	except as otherwise stated, all material information not in the fields of TEM Electronics but within the knowledge of its officers and directors was made available to us;

(vi)	all factual matters stated in any document provided to us were and are true and correct; and

(vii)	all information or documentation supplied to or examined by us in connection with the preparation of this opinion, or from which this opinion is compiled, was and remains true and complete and is not misleading in any way;

(m)	that any document or record submitted to us continues unamended and in full force and effect, and has not been varied, cancelled or superseded by some other document or agreement or action of which we are unaware;

(n)	to the extent that the result of company and other searches referred to in this opinion are unavailable, inaccurate and/or outdated, no voluntary winding-up resolution has been passed by TEM Electronics, no petition has been presented or order made by a court for the winding-up, dissolution or administration of TEM Electronics and no receiver, trustee, administrator, administrative receiver or similar officer has been appointed in relation to TEM Electronics or any of its assets or revenues; and that the information disclosed in the searches was correct and complete and remains correct and complete as at the date of this opinion;

(o)	that due disclosure had been made by each director of any interest he or she might have in the transactions to which the resolutions of the board of directors and shareholders of TEM Electronics relate in accordance with the provisions of the Companies Act (or any other applicable law governing such matters) and the Memorandum and Articles of Association/Constitution of TEM Electronics and that no director of TEM Electronics has any interest in the transactions to which the transaction documents relate except to the extent permitted in the Memorandum and Articles of Association/Constitution of TEM Electronics;

8 December 2023

(p)	all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency outside of Malaysia, and all other requirements outside Malaysia have been duly obtained or fulfilled and are and will remain in full force and effect, and that any condition to which they are subject have been satisfied;

(q)	unless otherwise informed or unless otherwise stated in this opinion, all conditions precedent in any agreements or documents provided to us have been fulfilled; and

(r)	we have made such examination of the laws of Malaysia as currently applied by the courts of Malaysia as in our judgment is necessary for this opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this opinion, as to the laws of any jurisdiction other than Malaysia.

The making of each of the above assumptions indicates that we have assumed that each matter the subject of each assumption is true, correct and complete in every way. Nothing has come to our attention to lead us to believe that any of the foregoing assumptions are not correct, but where an assumption is stated to be made in this opinion, we have not, except where expressly otherwise indicated, made any independent investigation with respect to the subject matter of that assumption. No assumption is limited by any other assumption.

[The remainder of this page is intentionally left blank]

8 December 2023

SCHEDULE 2

Qualifications

The opinions expressed in this opinion are subject to the following qualifications:

(a)	The role that we have performed as described in this opinion.

(b)	The scope of our due diligence investigations did not extend to any non-legal matters, such as any technical, scientific, actuarial, financial, and statistical or accounting matters or any factual matters.

(c)	Our examination of the public records of TEM Electronics kept at the relevant registries are based on the information publicly available thereat and is unable to reveal any transaction or matter presented for registration at the said registries which may not have been processed and, as such, have not been made available at the relevant registries at the time of our examination of the public records.

(d)	We have relied on the searches conducted at CCM, the CTOS Database and the Insolvency Department of Malaysia and whilst every endeavour has been made to ensure the accuracy and correctness of the searches conducted, the records are not necessarily accurate, complete or up-to-date and we do not accept any liability for errors or omission in the search reports.

(e)	This opinion is strictly limited to the matters stated in it and does not apply by implication to any other matters.

(f)	Statements in this opinion as to the right or liability of a person to do any act, deed or thing in the present or future or both are based on the laws of Malaysia as at the date hereof.

(g)	Our opinion (if any) that an obligation or document is valid, binding and/or enforceable means that the obligation or document is of a type and form which Courts in Malaysia in principle enforce. It should not be taken to mean that the obligations or documents will necessarily be enforced in accordance with their terms in all circumstances. In particular -

(i)	enforcement of obligations may be affected or limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(ii)	equitable remedies, such as injunctions and specific performance, are discretionary and may require that a person act with reasonableness or in good faith;

(iii)	the enforceability of obligations may be affected by statutes of limitation, by estoppel and similar principles;

(iv)	claims may be subject to defences of set-off, counter-claim, estoppel, abatement and similar principles; and

(v)	the enforcement of obligations may be affected or limited by the occurrence of any event of frustration or consideration of public policy.

(h)	The opinion expressed in paragraph 1 of this opinion (Due incorporation and capacity) that TEM Electronics has been duly incorporated under the laws of Malaysia is based on the assumptions set out in Schedule 1 and otherwise solely upon our review of the Certificate of Incorporation of TEM Electronics and our examination of the results of the winding-up search obtained from the office of the Insolvency Department of Malaysia. Without limiting the generality of that assumption, it should be noted that notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at the office of the Insolvency Department of Malaysia immediately and there may be a delay in the relevant notice appearing on the file of TEM Electronics concerned.

(i)	With regard to the opinion expressed in paragraph 5 (Share Capital) that the issued shares of TEM Electronics are validly allotted and fully paid-up, we have relied solely upon statements to that effect in the directors’ and members resolutions approving the allotment of such shares as set out in the minute books of TEM Electronics, the registers of members and the returns filed by TEM Electronics at the CCM in connection with the issue of such shares (which statements we have assumed to be correct) and we have not carried out any further investigation thereof.

8 December 2023

(j)	With regard to the opinion expressed in paragraph 5 of this opinion (Share capital), it should be noted that the register of members of TEM Electronics shows the legal ownership of shares of TEM Electronics but is not required to record the beneficial ownership of such shares or any trust affecting them nor the existence of any mortgage, charge, pledge, lien or other encumbrance or adverse interest; accordingly we express no opinion on the beneficial ownership of the shares of TEM Electronics or on the existence or absence of any such matters.

(k)	We express no opinion about factual matters, save for those factual matters which also are the subject-matter of any opinion given by us in this opinion.

(I)	We express no opinion on any provision in contractual agreements requiring written amendments and waivers insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the parties.

(m)	Any clause providing for the severability of any provision of contractual agreements may not be enforceable in accordance with its terms, as a Court in Malaysia may reserve to itself a discretion and the decision as to whether any provision is severable.

(n)	A determination, calculation, certificate or statement as to any matter provided for in contractual agreements may be held by the Courts of Malaysia not to be conclusive and binding in certain circumstances and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party. An example of such circumstances is if such determination, calculation, certificate or statement could be shown to have an unreasonable or arbitrary basis or in the event of manifest error or fraud.

(o)	To the extent that a provision of any contractual agreements may require a corporation to procure another corporation to do or refrain from doing any act, matter or thing, if it would be a breach of the duties of the directors of the second mentioned corporation to do or refrain from doing that act, matter or thing, or if it would be illegal or impossible for that corporation to do or refrain from doing that act, matter or thing, such provision may not be enforceable.

(p)	A Court of Malaysia may stay proceedings if concurrent proceedings are being brought elsewhere or if it decides that another jurisdiction is a more appropriate forum.

(q)	Provisions in any contractual agreements providing that they may be amended or varied only by an instrument in writing may not be effective before a Court of Malaysia.

(r)	Where under any contractual agreements any party is vested with a discretion or may determine a matter in its opinion, the laws of Malaysia may require that such discretion be exercised reasonably or that such opinion be based upon reasonable grounds.

(s)	Any additional or default interest imposed by any contractual agreements on TEM Electronics or any other party thereto where it has defaulted in the performance of any of its/their obligations might be deemed by a Court in Malaysia to be a penalty in which event the said Court may in place thereof order payment of an amount (not exceeding the additional interest imposed) which it considers to be reasonable.

(t)	Where any obligations under any contractual agreements is to be performed in any jurisdiction outside Malaysia it may not be enforceable under Malaysian law to the extent that such performance would be illegal or unenforceable under the laws of such jurisdiction or if they may otherwise be contrary to public policy.

(u)	The rights and obligations of the parties to any contractual agreements may be affected by the laws applicable to contracts held to have been frustrated by events happening after their execution.

8 December 2023

(v)	We express no opinion as to the ability of the parties to any contractual agreements to observe and comply with their obligations thereunder, or on the legal and regulatory requirements of any country (other than Malaysia) for the execution, delivery and enforcement of the contractual agreements.

(w)	A provision that any statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry into the merits of a claim by an aggrieved party. An example of such circumstances is if such determination, calculation, y

(x)	certificate or statement could be shown to have an unreasonable or arbitrary basis or in the event of manifest error or fraud.

(y)	Any provision purporting to require a party to indemnify another person against the costs or expenses of proceedings in Malaysian courts is subject to the discretion of the court to decide whether and to what extent a party to such proceedings should be awarded costs and expenses incurred by it in connection therewith.

(z)	We express no opinion as to any obligation which any contractual agreements may purport to establish in favour of any person who is not a party to the contractual agreements.

(aa)	The courts may not give effect to any term of any contractual agreements providing for the total or partial exclusion of a liability or duty otherwise imposed by law.

(bb)	A payment made under mistake may be liable to restitution.

(cc)	The laws of Malaysia may require that parties act reasonably and in good faith in their dealings with each other.

(dd)	Our opinion herein is limited to the matters stated herein and does not apply by implication to any other matters in connection with any contractual agreements and in particular, it does not include the commercial aspects of the transaction contemplated therein and the adequacy of the terms and conditions of any contractual agreements vis-a-vis the positions of the parties thereto.

(ee)	Save where indicated in this opinion, we have not carried out any independent verification of the information supplied to us.

[The remainder of this page is intentionally left blank]